EXHIBIT 5



                          INVESTMENT ADVISORY AGREEMENT

             AGREEMENT made this ____ day of _________, 1985, between

   BRANDYWINE FUND, INC., a Maryland corporation (the "Fund") and FRIESS

   ASSOCIATES, INC., a Delaware corporation (the "Adviser").

                              W I T N E S S E T H :

             WHEREAS, the Fund is in the process of registering with the

   Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940 (the "Act");

             WHEREAS, upon so registering with the Securities and Exchange

   Commission, the Fund will be a registered investment company satisfying the conditions of Section 10(d) of the Act; and

             WHEREAS, the Fund desires to retain the Adviser, which is an investment adviser registered under the Investment Advisers Act of 1940 and which is engaged principally in the business of rendering investment supervisory services within the meaning of Section 202(a)(13) of the

   Investment Advisers Act of 1940, as its investment adviser.

             NOW, THEREFORE, the Fund and the Adviser do mutually promise and agree as follows:

             1.   Employment.  The Fund hereby employs the Adviser to manage the investment and reinvestment of the assets of the Fund for the period and on the terms set forth in this Agreement.  The Adviser hereby accepts such employment for the compensation herein provided and agrees during such period to render the services and to assume the obligations herein set forth.

             2.   Authority of the Adviser.  The Adviser shall supervise and manage the investment portfolio of the Fund, and, subject to such policies as the board of directors of the Fund may determine, direct the purchase and sale of investment securities in the day to day management of the

   Fund.  The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.  However, one or more stockholders, officers, directors or employees of the Adviser may serve as directors and/or officers of the Fund, but without compensation or reimbursement of expenses for such services from the Fund.  Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Articles of Incorporation or any applicable statute or regulation,

   or to relieve or deprive the board of directors of the Fund of its responsibility for, and control of, the affairs of the Fund.

             3.   Expenses.  The Adviser, at its own expense and without

   reimbursement from the Fund, shall furnish office space, and all necessary office facilities, equipment and executive personnel for managing the investments of the Fund.  The Adviser shall pay the salaries and fees of all officers and directors of the Fund (except the fees paid to those directors who are not interested persons of the Adviser, as defined in the

   Act, and who are not officers or employees of the Fund).  The Adviser shall also bear all sales and promotional expenses of the Fund, except for expenses incurred in complying with laws regulating the issue or sale of securities.  Fees paid for attendance at meetings of the Fund's board of directors to directors of the Fund who are not interested persons of the

   Adviser, as defined in the Act, as amended, shall be borne by the Fund.

   The Fund shall bear all other expenses initially incurred by it, provided that the total expenses borne by the Fund, including the Adviser's fee but excluding all federal, state and local taxes, interest, brokerage commissions and extraordinary items, shall not in any year exceed that percentage of the average net asset value of the Fund for such year, as determined by valuations made as of the close of each business day, which is the most restrictive percentage provided by the state laws of the various states in which the Fund's common stock is qualified for sale.

   The expenses of the Fund's operations borne by the Fund include by way of illustration and not limitation, the costs of preparing and printing its registration statements required under the Securities Act of 1933 and the

   Act (and amendments thereto), the expense of registering its shares with the Securities and Exchange Commission and in the various states, the printing and distribution cost of prospectuses mailed to existing stockholders, the cost of stock certificates, director and officer liability insurance, reports to stockholders, reports to government authorities and proxy statements, interest charges, taxes, legal expenses,

   salaries of administrative and clerical personnel, association membership dues, auditing and accounting services, insurance premiums, brokerage and other expenses connected with the execution of portfolio securities transactions, fees and expenses of the custodian of the Fund's assets,

   expenses of calculating the net asset value and repurchasing and redeeming shares, charges and expenses of dividend disbursing agents, registrars and stock transfer agents and the cost of keeping all necessary stockholder records and accounts.

             The Fund shall monitor its expense ratio on a monthly basis.  If the accrued amount of the expenses of the Fund exceeds the expense limitation established herein, the Fund shall create an account receivable from the Adviser for the amount of such excess.  In such a situation the monthly payment of the Adviser's fee will be reduced by the amount of such excess, subject to adjustment month by month during the balance of the

   Fund's fiscal year if accrued expenses thereafter fall below the expense limitation.

             4.   Compensation of the Adviser.  For the services and

   facilities to be rendered and the charges and expenses to be assumed by the Adviser hereunder, the Fund shall pay to the Adviser an advisory fee,

   paid monthly, based on the average net asset value of the Fund, as determined by valuations made as of the close of each business day of the month.  The advisory fee shall be 1/12 of 1% of such net asset value.  For any month in which this Agreement is not in effect for the entire month,

   such fee shall be reduced proportionately on the basis of the number of calendar days during which it is in effect and the fee computed upon the average net asset value of the business days during which it is so in effect.

             5.   Ownership of Shares of the Fund.  Except in connection with the initial capitalization of the Fund, the Adviser shall not take, and shall not permit any of its stockholders, officers, directors or employees to take a long or short position in the shares of the Fund, except for the purchase of shares of the Fund for investment purposes at the same price as that available to the public at the time of purchase.

             6.   Exclusivity.  The services of the Adviser to the Fund

   hereunder are not to be deemed exclusive and the Adviser shall be free to furnish similar services to others as long as the services hereunder are not impaired thereby.  Although the Adviser has permitted and is permitting the Fund to use the name "Brandywine," it is understood and agreed that the Adviser reserves the right to use and to permit other persons, firms or corporation, including investment companies, to use such name, and that the Fund will not use such name if the Adviser ceases to be the Fund's sole investment adviser.  During the period that this Agreement is in effect, the Adviser shall be the Fund's sole investment adviser.

             7.   Liability.  In the absence of willful misfeasance, bad

   faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Fund or to any stockholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder, or for any losses that may be sustained in the purchase,

   holding or sale of any security.

             8.   Brokerage Commissions.  The Adviser may cause the Fund to

   pay a broker-dealer which provides brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934 (the "Exchange Act"), to the Adviser a commission for effecting a securities transaction in excess of the amount another broker-dealer would have charged for effecting such transaction, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the executing broker-dealer viewed in terms of either that particular transaction or his overall responsibilities with respect to the accounts as to which he exercises investment discretion (as defined in Section 3(a)(35) of the

   Exchange Act).

             9.   Amendments.  This Agreement may be amended by the mutual

   consent of the parties; provided, however, that in no event may it be amended without the approval of the board of directors of the Fund in the manner required by the Act, and by the vote of the majority of the outstanding voting securities of the Fund, as defined in the Act.

             10.  Termination.  This Agreement may be terminated at any time,

   without the payment of any penalty, by the board of directors of the Fund or by a vote of the majority of the outstanding voting securities of the

   Fund, as defined in the Act, upon giving sixty (60) days' written notice to the Adviser.  This Agreement may be terminated by the Adviser at any time upon the giving of sixty (60) days' written notice to the Fund.  This

   Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the Act).  Subject to prior termination as hereinbefore provided, this Agreement shall continue in effect for two (2)

   years from the date hereof and indefinitely thereafter, but only so long as the continuance after such two (2) year period is specifically approved annually by (i) the board of directors of the Fund or by the vote of the majority of the outstanding voting securities of the Fund, as defined in the Act, and (ii) the board of directors of the Fund in the manner required by the Act, provided that any such approval may be made effective not more than sixty (60) days thereafter.

             IN WITNESS WHEREOF, the parties hereto have caused this

   Agreement to be executed on the day first above written.



                                           FRIESS ASSOCIATES, INC.



   By:  ______________________________     By:  __________________________

        Secretary                               President



                                           BRANDYWINE FUND, INC.



   By:  ______________________________     By:  __________________________

        Secretary                               President